Exhibit 99.3

CONSENT OF RISI, INC.

May 9th, 2010

To:	Douglas K. Cooper General Counsel NewPage Group Inc.

We hereby consent to the citation by NewPage Group Inc. and its subsidiaries (the “Company”) of data reported by our source, RISI, Inc., and to the use of our name in connection with the use of such data in the Registration Statement on Form S-4 filed by the Company or any of its subsidiaries with the Securities and Exchange Commission and any amendments thereto.

RISI, Inc.

By:	/s/ Scott Gately
Name:	Scott Gately
Title:	Vice President of Sales Pulp & Paper Information